Exhibit 10(1)

Coal Purchase and Sale Agreement

between

Minn-Dak Farmers Cooperative

and

Enserco Energy Inc.

The prices for coal have been redacted for business confidentiality.

COAL PURCHASE AND SALE AGREEMENT

          This Coal Purchase and Sale Agreement (the “Agreement”) is entered into and is effective as of the 1st day of September, 2010, by and between Enserco Energy lnc., a South Dakota corporation (“Enserco” or “Seller”), and Minn-Dak Farmers Cooperative, a North Dakota cooperative, (“Minn-Dak” or “Buyer”). Both Enserco and Minn-Dak may be individually referred to herein as “Party” or collectively as “Parties”. Any capitalized term used but not otherwise defined in the Agreement shall have its meaning set forth in Article 27 of the Agreement.

RECITALS

          WHEREAS, Minn-Dak operates a sugar beet processing plant in North Dakota, and requires coal to operate such plant; and

          WHEREAS, Enserco is engaged in the business of trading coal and other energy commodities; and

          WHEREAS, Minn-Dak desires to purchase coal from Enserco, and Enserco desires to sell coal to Minn-Dak.

          NOW, THEREFORE, in consideration of the mutual covenants and promises set forth hereafter, the Parties to this Agreement, intending to be legally bound, hereby agree as follows:

ARTICLE 1 – TERM

1.1	This Agreement shall begin on September 1, 2010 and shall continue in effect until August 31, 2013, unless terminated earlier in accordance with Article 13 (“Term”).

ARTICLE 2 – QUANTITY

2.1

Except as otherwise provided for hereunder, Buyer shall be obligated to purchase and pay for, and Seller shall be obligated to sell and deliver a minimum of 100,000 Tons of Coal during each 12 month period over the Term (“Base Quantity”).

2.2

Buyer shall also have the right to purchase and pay for, and Seller shall be obligated to sell and deliver any additional quantity of Coal above the Base Quantity necessary to fuel its sugar beet plant, or to sell back to Seller in conjunction with any third party sales under Article 23, in any 12 month period (“Additional Quantity”). Buyer shall provide Seller with a written, non-binding notice of the quantity of Coal it expects to take during each 12 month period at least 60 days prior to the start of each such period.

ARTICLE 3 – DELIVERY, TRANSPORTATION, and EQUIPMENT DAMAGE

3.1	All Coal (as defined in Article 6.1) delivered hereunder shall be delivered to Buyer F.O.B. Railcar (as defined in Article 3.3) at the source mine (“Delivery Point”).

3.2

Seller shall deliver the Coal to Buyer over the Term in accordance with monthly delivery schedules to be submitted by Buyer not later than 60 days prior to the beginning of each applicable delivery month (“Delivery Schedule”). Delivery Schedules shall be based on a ratable monthly basis unless otherwise agreed to in writing by both Parties. Within 15 days of receipt of such Delivery Schedules, Seller may notify Buyer of any objections to such Delivery Schedules, and the Parties shall thereafter work together in good faith to reach a mutually acceptable Delivery Schedule.

3.3

Seller shall be responsible for providing the railcars (“Railcars”) necessary to deliver the Coal to Buyer as unit trains. Unit trains shall be comprised of a minimum of 115 Railcars per train (a “Unit Train”), with the exact size of the Unit Trains to be determined by Seller. Each Unit Train of Coal shall constitute a “Shipment”.

3.4

Buyer shall be responsible for arranging and paying for all rail transportation services to move the Unit Trains from the Delivery Point to the Red River Valley & Western Railroad rail yard at Wahpeton, ND (“Rail Yard”), to shuttle the Railcars from the Rail Yard to Buyer’s facility (“Unloading Point”) to unload the Coal, and to return the clean and empty Railcars to Seller at the source mine.

3.5

Buyer shall promptly notify Seller of the arrival of each Unit Train at the Rail Yard. Upon arrival of each Unit Train at the Rail Yard from the source mine, Buyer shall have 12 days from the date of such arrival (“Free Time”) in which to complete unloading of the Railcars at the Unloading Point and to return the empty and clean Railcars to the Rail Yard prior to Buyer either transporting the Railcars to the source mine or placing Railcars into storage in accordance with Article 4. Buyer shall promptly return Railcars to Rail Yard upon unloading the Coal at the Unloading Point, and Buyer shall have no rights to use Railcars for any other purpose. In the event that Buyer fails to return a minimum of 115 Railcars to Rail Yard in an empty and clean state before the expiration of the Free Time, Buyer shall incur and pay Seller a charge Confidential per Railcar per day for all 115 Railcars (Whether such Railcars have been returned or not) until such time that a minimum of 115 Railcars have been returned to Rail Yard in an empty and clean condition. Buyer shall notify Seller when the 115th Railcar has been returned to the Rail Yard and again after the last of the Railcars has been returned to the Rail Yard (if any Unit Train contains more than 115 cars).

3.6

Buyer shall return custody of the Railcars to Seller in as good a condition, order and repair as when Buyer takes custody of the Railcars at the Delivery Point. Buyer shall be responsible for, and shall indemnify Seller for any and all direct costs associated with, or resulting from damage to or destruction of Railcars if such Railcars are damaged or destroyed while in Buyer’s or Buyer’s agent’s custody from the Delivery Point until the time custody of the Railcars is returned to Seller. Settlement for damage or destruction of Railcars shall be made by Buyer in accordance with the Field Office Manual of the Code of Interchange Rules, promulgated by the Association of American Railroads (“Code of Rules”).

3.7

In order to obtain a more favorable rail transportation rate, and at Buyer’s request, Seller has agreed to deliver all Coal hereunder in aluminum Railcars. Buyer and Seller recognize that Coal stored in aluminum Railcars can experience unloading problems due to freezing of the Coal during the winter months. Seller agrees to use commercially reasonable efforts to work with Buyer to help minimize any such unloading problems. However, notwithstanding anything to the contrary herein, Buyer agrees that any costs incurred because of delivery complications or delays due to the inability to unload Coal from Railcars at the Unloading Point because of frozen Coal in such Railcars (including, but not limited to, any charges incurred under Article 3.5, above, because of inability to return a minimum of 115 Railcars before the expiration of Free Time) shall be solely for Buyer’s account.

3.8

At Buyer’s request, Seller shall make commercially reasonable efforts to treat the Coal with freeze control agents or other additives as directed by Buyer. Buyer shall thereafter reimburse Seller for the actual cost of materials, including costs for the application of the freeze control agents or other additives. Seller shall invoice Buyer and Buyer shall pay Seller for such freeze conditioning in accordance with Article 11.1.

ARTICLE 4 – RAILCAR STORAGE

4.1

Prior to the commencement of Free Time for any delivery, Seller shall notify Buyer if Buyer should return the Railcars to the source mine specified by Seller, or if Seller requires Buyer to store Railcars at the Rail Yard. If Seller notifies Buyer to return Railcars to the source mine, Buyer shall transport all Railcars to the source mine at Buyer’s expense. If Seller notifies Buyer that it requires storage of Railcars, Buyer shall arrange for such storage at the Rail Yard until such time as Seller notifies Buyer that Railcars should be transported by Buyer to the source mine, at which time Buyer shall so transport all Railcars to the source mine at Buyer’s expense. All costs and fees associated with storage of Railcars shall be for Buyer’s account. Seller shall not be limited in the number of times it places Railcars into storage or removes Railcars from storage during the Term. Seller will use commercially reasonable efforts to utilize the Railcars when not in use for deliveries under this Agreement in order to minimize storage time at Rail Yard and Buyer’s associated costs of storage.

4.2

Buyer shall be responsible for, and shall indemnify Seller for, any and all direct costs associated with, or resulting from damage to, or destruction of Railcars if such Railcars are damaged or destroyed while Buyer or Buyer’s agent is storing Railcars under this Agreement. Settlement for damage or destruction shall be in accordance with the Code of Rules.

TITLE AND RISK OF LOSS

5.1

Title to the Coal and all risk of loss shall pass to Buyer upon delivery at the Delivery Point. Seller and Buyer shall each indemnify, defend and hold harmless the other Party and its Affiliates and their officers, directors, agents, and employees from and against any liabilities, losses, claims, damages, penalties, causes of action, or suits arising out of or in connection with its failure to comply with its obligations under this Agreement while title to and risk of loss of the Coal is vested in the indemnifying Party, unless caused by the gross negligence or willful misconduct of the indemnified Party or its Affiliates, or their officers, directors, agents, or employees.

ARTICLE 6 – COAL SPECIFICATIONS

6.1

All Coal sold and delivered under this Agreement shall be crushed, sub-bituminous, containing no synthetic fuels, substantially free from any extraneous material (including, but not limited to, mining debris, bone, slate, iron, steel, petroleum coke, earth, rock pyrite, wood or blasting wire), be Substantially consistent in quality throughout a Shipment, with no intermediate sizes to be added or removed, and otherwise meeting the specifications of this Agreement (“Coal”).

6.2

Except as provided under Article 6.3, all Coal delivered hereunder shall be sourced from the Black Thunder Mine located in the Powder River Basin of Wyoming, and shall meet the specifications for PRB 8800 as follows:

Characteristic	Base Standard	Rejection Limit
Btu/lb:	8800	<8600
Sulfur (%)	0.29	>0.45
Moisture (%)	27.0	>30.0
Ash (%)	5.5	>7.5
Sodium (%)	1.2	>2.8
Top Size (inches)	<3	N/A

6.3

Upon 45 days written notice to Seller prior to any scheduled Shipment, Buyer shall have the right to have Seller deliver Coal meeting PRB 8400 specifications, with Seller having the right to source such Coal from any of the Rawhide, Buckskin, Eagle Butte, or Dry Fork mines located in the Powder River Basin of Wyoming. Any PRB 8400 Coal delivered hereunder shall meet the following specifications:

Characteristic	Base Standard	Rejection Limit
Btu/lb:	8400	<8200
Sulfur (%)	0.29	>0.45
Moisture (%)	30.0	>32.0
Ash (%)	5.5	>8.0
Sodium (%)	1.2	2.8
Top Size (inches)	<3	N/A

ARTICLE 7 – SAMPLING AND ANALYSIS

7.1

Seller, or Seller’s agent, shall cause a representative Coal sample (“Mine Sample”) to be taken from each Shipment at the Railcar load point. The sample shall be taken in accordance with ASTM Standards, using a mechanical sampler or other ASTM approved procedure. Seller shall have an active quality control program at the load point, assuring the mechanical sampler is in proper working condition and has been bias-tested by an independent third party at least once each calendar year. If an alternate sampling procedure is used, Seller shall be capable of demonstrating the alternate procedure conforms to ASTM Standards and the procedure produces accurate and repeatable results. Sampling, sample preparation, and sample analysis shall be performed at Seller’s expense in accordance with ASTM Standards. Each sample shall be divided into three (3) parts in accordance with ASTM Standards and placed in separate airtight containers. One (1) part of each sample shall be analyzed by an independent certified laboratory selected by Seller (“Commercial Lab”); one (1) part shall be retained by the Commercial Lab for a period of 45 days or shipped per Buyer’s directions; and one (1) part shall be retained by the Commercial Lab for a period of 45 days to be used in a Referee Analysis, if necessary (“Referee Split”).

7.2

The Commercial Lab shall perform a short proximate analysis on an “as-received” basis and in accordance with ASTM Standards. Such analysis shall include total moisture, ash, Btu and sulfur and any other specification that has a Rejection Limit. At the request and the expense of either Party, additional analyses may be performed. The results of such analysis shall be defined as the “Shipment Quality.” As soon as available, but in any event no later than 48 hours after the completion of the loading of each Shipment, Seller shall cause the shipping data, which shall include Shipment Weight (as defined In Article 9.1) and Shipment Quality, to be reported to Buyer (“Shipping Report”).

7.3

Buyer or Seller may request an analysis of the Referee Split within forty-five (45) days of the delivery of a Shipment (“Referee Analysis”). If a Referee Analysis is requested, the Referee Split shall be sent for analysis to an independent third party laboratory agreeable to both Buyer and Seller. If the Referee Analysis is within interlaboratory ASTM Reproducibility Limits, then the original Shipment Quality shall control, and the cost of the Referee Analysis shall be paid by the Party requesting such analysis. If the Referee Analysis is not within the ASTM Reproducibility Limits, then the Referee Analysis shall control, and the cost of such analysis shall be paid by the non-requesting Party.

7.4

Upon providing Seller 24-hour advance written notice, Buyer may, at Buyer’s risk and expense, arrange for an independent laboratory to witness the collection of samples during the loading of any Shipment at the load point. If the Independent laboratory designated by Buyer visits any of Seller’s mines and/or load points for purposes of sampling inspections, the independent laboratory must show evidence of insurance and must conform to all mine safety procedures while at such location.

ARTICLE 8 – REJECTION

8.1

If any Shipment of Coal triggers any of the Rejection Limits identified under the specifications provided in Articles 6.2 or 6.3, as appropriate (a “non-Conforming Shipment”), Buyer shall have the option, exercisable by written notice to Seller not later than 48 hours of receipt of the Shipping Report of either (i) rejecting such Non-Conforming Shipment while enroute, but prior to unloading thereof, or (ii) accepting any Non-Conforming Shipment with a price adjustment agreed to between Seller and Buyer. If Buyer timely fails to exercise its rejection rights hereunder as to a Non-Conforming Shipment, Buyer shall be deemed to have waived such rights with respect to that Non-Conforming Shipment only. If Buyer timely rejects the Non-Conforming Shipment, Seller shall be responsible for promptly transporting the rejected Coal to an alternative destination determined by Seller and, if applicable, promptly unloading such Coal, and shall reimburse Buyer for all reasonable costs and expenses associated with the transportation, storage, handling and removal of the Non-Conforming Shipment, if any. Seller shall use commercially reasonable efforts to replace the rejected Coal as soon as possible. Any Shipment delivered in any calendar month that has been rejected by Buyer in accordance with this section and not made up within 30 days after such rejection shall be deemed to have not been delivered for purposes of calculating damages under this Agreement.

ARTICLE 9 – WEIGHING

9.1

Unless otherwise agreed by the Parties, each Shipment shall be weighed at Seller’s expense (“Shipment Weights”). Weighing shall be by means of a certified batch weighing system, certified track scales, or, in the absence of both, a batch weighing system and certified track scales, by official railroad weights. If Seller’s scales are not available to determine the valid net weight of all of the railcars in a Unit Train but valid weights are obtained for 30 or more railcars in such train, the arithmetic average of all of the valid net weights of the 30 or more railcars in such train shall be used as the net weight for each railcar in such train for which a valid net weight was not determined by Seller’s scales. If Seller’s scales are inoperative or fail to determine the valid net weight of at least 30 railcars in a Unit Train, the weighted arithmetic average of the net railcar weights of the previous ten (10). Unit Trainloads of Coal shipped to Buyer shall be used as the net weight for each of the unweighed railcars in such train. The calculation of the weighted arithmetic average net weight for the previous ten (10) Unit Trainloads shall exclude all bad-order railcars, which were not loaded, and any trainload of Coal for which the net weights were estimated on 30 or more railcars. Absent manifest error, the weights as determined hereunder will be the basis on which invoices will be rendered and payments made.

9.2

Seller shall cause the mine source to test, calibrate, and certify the scales at the source approximately every six (6) months, so to maintain them at a scale accuracy in accordance with the guidelines outlined in Handbook 44 of the National Institute of Standards and Technology. Seller shall use commercially reasonable efforts to notify Buyer as soon as it knows the date and time for such testing, calibration, and certification, and Buyer shall have the right to witness such events.

9.3

Buyer, at its own risk and expense, shall have the right to have a representative present at any and all times to observe weighing of the Coal. If either Party should at any time question the accuracy of the scales at the source, such Party may request a prompt test and, if necessary, adjustment of such track scales or batch weighing system at its expense by an entity mutually agreed upon by Buyer and Seller. Should an inaccuracy be discovered during the test, and if an adjustment of such track scales or batch weighing system is necessary, then the Party requesting such test shall be reimbursed for its expense in requesting a test and adjustment of such track scales or batch weighing system from the other, non-disputing party.

ARTICLE 10 – PRICE, PRICE ADJUSTMENTS, AND TAXES

10.1

For all Shipments of Coal sold to Buyer under this Agreement, Buyer shall pay Seller a Base Price per ton, which sh Confidential per ton for all 8800 Coal, confidential per ton for all 8400 Coal. The Base Price shall include the cost of use by Buyer of the Railcars.

10.2	The Base Price for each Shipment of Coal sold to Buyer will also include a price adjustment based upon the calorific value and sulfur content of the Coal as follows:

          BTU Adjustment

If the actual Btu on an as-received basis of any Shipment accepted by Buyer is other than the Standard Btu, an adjustment shall be calculated based on each Shipment as follows:

BTU Adjustment = ((Actual Shipment Btu/lb – Standard Btu/lb) ÷ Standard Btu/lb ) × Base Price

          SO2 Adjustment

If the actual SO2 Ibs/MMBTU on an as-received basis of any Shipment accepted by Buyer is other than the Standard SO2 Ibs/MMBTU, an adjustment shall be calculated based on each Shipment as follows:

SO2 Adjustment = ( (Standard SO2 Ibs/MMBTU – Actual Shipment SO2 Ibs/MMBTU) × Actual Shipment Btu/lb × E × F ) / 1,000,000

E is the price of one SO2 Allowance. The price of an SO2 Allowance is determined by the monthly SO2 price indices published in Argus Air Daily published by Argus Media Ltd. or any successor publication (“Air Daily”) for the vintage year of the SO2 Index Month

F is the number of SO2 Allowances required to emit one ton of SO2 during the current calendar year in a state covered by the Clean Air Interstate Rule under 40 CFR 96.202 (“CAIR”) (see Final Rule, 60 Fed. Reg. 91 (May 12, 2005) at p. 25363). F shall be as follows (irrespective of where the coal is delivered or burned): Year 2010 – 2014: F=2.00; and After 2014: F = 2.86.

In the event the information contained in Air Daily is no longer published or a change in the methodology, law, regulations or industry standards has occurred that will materially alter the information, a substitute calculation shall be mutually agreed to by the Parties.

The above information reflects that pursuant to CAIR, currently two SO2 Allowances are required to emit one ton of SO2 during a calendar year in a state covered by CAIR and that in 2015, this will Increase to 2.86 SO2 Allowances required to emit one ton of SO2. The Parties recognize that CAIR is required to be modified pursuant to a court order, and agree that SO2 Adjustments shall be calculated using the ratios of SO2 Allowances to tons of SO2 as set forth above, or as may be otherwise changed by the modification of CAIR or any replacement or Successor rules or laws, as applicable, to as closely as possible reflect that number of SO2 Allowances required to emit one ton of SO2 in a state covered by CAIR or any replacement thereof.

10.3

Seller shall be solely responsible for all assessments, fees, costs, expenses, and taxes (including but not limited to any ad valorem, property, occupation, severance, generation, first use, conservation, Btu or energy, utility, gross receipts, privilege, sales, use, consumption, excise, lease, transaction, and other taxes, governmental charges, licenses, fees, permits and assessments, or increases thereto, other than taxes based on net income) imposed by governmental authorities or other third parties (“Third Party Impositions”) relating to the mining, beneficiation, production, sale, use, loading and delivery of Coal to Buyer at the Delivery Point or in any way accrued or levied prior to the transfer of title to the Coal to Buyer, and including, without limitation, all severance taxes, royalties, black lung fees, reclamation fees and other costs, charges and liabilities. Buyer shall be solely responsible for Third Party Impositions relating to the Coal accrued or levied at or after the transfer of title to the Coal to Buyer, including, but not limited to sales or use tax, if applicable.

ARTICLE 11 – BILLING, PAYMENT, NETTING, & SETOFF

11.1

After each Shipment month, Seller shall provide Buyer with an invoice, setting forth (i) the aggregate sum owed pursuant to Article 10.1 for Coal delivered to Buyer at the Delivery Point, including a per Shipment itemization; (ii) Quality Adjustments pursuant to Article 10.2 for such Coal, if any, or for previous Shipments and their supporting calculation; (iii) charges for treatment pursuant to Article 3.8 for such Coal, if any; and (iv) any other charges owed by Buyer pursuant to this Agreement. No later than five (5) Business Days after receipt of Seller’s invoice, Buyer shall pay Seller via electronic means in immediately available United States funds the amount set forth on such invoice. Over due payments shall accrue interest at the Interest Rate from the due date until the date paid.

Payment shall be sent to Seller to the following account:

Account Name:	Enserco Energy Inc.
Account#	341 8229 328
Bank Name:	Wells Fargo Bank, N.A.
ABA Bank #	121 000 248

11.2

If Buyer disputes in good faith part or all of an invoice, then Buyer shall provide notice of the disputed portion, including a written explanation of the dispute, and pay any undisputed portion no later than the due date. If an amount disputed by Buyer is subsequently determined due, then such amount shall be paid by Buyer to Seller within five (5) Business Days of such determination, along with interest at the Interest Rate, accrued from the original due date through date paid. If a disputed amount is paid and it is subsequently determined such amount was not due, then such amount shall be refunded from Seller to Buyer within five (5) Business Days of such determination, along with interest calculated at the Interest Rate, accrued from the original due date through the date refunded. All invoices will be final and not subject to further adjustments or correction unless objection to the accuracy thereof is made prior to one (1) year from the rendition thereof.

11.3

If the Parties are required to pay amounts to each other under this Agreement in the same invoice period, then such amounts with respect to each Party may be aggregated and the Parties may discharge their obligations to pay through netting; in which case, the Party owing the greater aggregate amount shall pay to the other Party the difference between the amounts owed.

11.4

Each Party reserves to itself all rights, setoffs, counterclaims, and other remedies and defenses to the extent not expressly denied or waived herein which such Party has or may be entitled to arising from or out of this Agreement.

11.5

If a Party fails to pay amounts under this Agreement within ten (10) Business Days after receipt of an invoice, unless such amount is the subject of a dispute as provided above, in addition to the rights and remedies otherwise provided in this Agreement, the aggrieved Party shall have the right to suspend performance hereunder. If such failure to pay continues for an additional five (5) Business Days, the aggrieved Party shall have the right to terminate this Agreement and shall be entitled to all other rights under this Agreement.

ARTICLE 12 – FORCE MAJEURE

12.1

The term “Force Majeure” as used herein shall mean an unanticipated or unexpected act or event that is not reasonably within the control and is without the fault of the Party claiming Force Majeure including without limitation, acts of God; acts of the public enemy; insurrections; terrorism; riots; labor disputes; boycotts; fires; explosions; floods; breakdowns of or damage to major components or equipment of Buyer’s plants or Seller’s mines; embargoes; acts of judicial or military authorities; acts of governmental authorities; inability to obtain necessary permits, licenses, and governmental approvals after applying for same with reasonable diligence; or other causes which prevent the producing, processing, and/or loading of Coal by Seller, or the receiving, accepting, unloading and/or utilizing of Coal by Buyer. Force Majeure includes the failure of a Party’s contractor(s) to furnish labor, services, Coal, materials or equipment in accordance with its contractual obligations (but solely to the extent such failure is itself due to Force Majeure).

12.2

If, because of Force Majeure, either Party fails to perform any of its obligations under this Agreement (other than the obligation of a Party to pay money), and if such Party shall promptly give to the other Party written notice of such Force Majeure, then the obligation of the Party giving such notice shall be suspended to the extent made necessary by such Force Majeure and during its continuance; provided, the Party giving such notice shall use good faith efforts to eliminate such Force Majeure, insofar as reasonably possible, with a minimum of delay. Should the situation of Force Majeure exceed 90 consecutive days, so long as the Force Majeure event is continuing, the Party not claiming Force Majeure may, at its option, terminate this Agreement in whole or in part and neither Party shall have any further obligation to the other Party; provided, however, each Party shall be obligated to make any payments which had become due and payable prior to such termination. Any deficiencies in deliveries of Coal caused by an event of Force Majeure shall not be made up, except by mutual agreement. The Party claiming a Force Majeure shall provide suitable proof to the other Party to substantiate any claim made under this Article 12.

12.3

Both Parties agree the settlement of strikes and lockouts shall be entirely within the discretion of the Party having the difficulty. The above requirement that any Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes and lockouts by acceding to the demands of the opposing Party when such course is inadvisable in the discretion of the Party claiming a Force Majeure.

12.4

Notwithstanding the provisions of Article 12.1, the following shall not constitute an event of Force Majeure: the loss of Buyer’s markets or Buyer’s inability to economically use or resell Coal purchased hereunder; the loss of Seller’s supply or Seller’s ability to sell Coal to a market at a more advantageous price; the change in the market price of Coal or price of power; or any regulatory or contractual disallowance of the pass-through of the costs of Coal or other related costs.

ARTICLE 13 – DEFAULT, REMEDIES, AND TERMINATION

13.1

Unless excused by Force Majeure or the other Party’s failure to perform, the occurrence of one or more of the following events with respect to a Party (the “Defaulting Party”) shall constitute an “Event of Default””: (i) a Party’s failure to make, when due, any payment required hereunder, if such failure is not remedied within three (3) Business Days of being provided written notice of such failure by the other Party; (ii) a Party’s failure to comply in good faith with any material obligations under this Agreement (except for the obligation to deliver or receive Coal, the exclusive remedies for which are provided for in Articles 13.3 and 13.4, respectively) and such non-compliance is not cured within five (5) Business Days of being provided written notice of such failure by the other Party; provided that if it shall be impracticable or impossible to remedy such failure within such five (5) Business Day period, then the cure period shall be extended for an additional period reasonably necessary to remedy such failure, subject to the condition that during the additional period, the potential Defaulting Party shall be diligently pursuing a remedy for the failure; (iii) a Party or its guarantor are subject to a Bankruptcy Proceeding; (iv) a failure of a Party’s guarantor to perform any covenant in a guaranty of such Party’s obligations that is provided to the other Party and such non-performance is not cured within five (5) Business Days of being provided written notice of such failure by the other Party; (v) a material representation or warranty made by a Party herein shall prove to be untrue in a material respect when made; (vi) a Party fails to establish, maintain, extend, increase or enhance Credit Assurance when required pursuant to this Agreement and such failure is not cured within three (3) Business Days of being provided written notice of such failure by the other Party; or (vii) a Party repudiates its obligations hereunder.

13.2

Upon the occurrence of an Event of Default and while such Event of Default continues, the Non-Defaulting Party may (A) suspend performance of its obligations under the Agreement, (B) establish by notice to the Defaulting Party a date on which the Agreement shall terminate, which date shall be no earlier than the date such notice is effective and no later than twenty (20) days after such notice is effective (“Early Termination Date”), and calculate its resulting Gains, Losses, and Costs, and/or (C) exercise such other remedies as may be provided under this Agreement. The Gains, Losses, and Costs shall be determined by calculating the value of the amount of Coal that the Parties contracted to be delivered under the Agreement but has not been delivered (“Terminated Quantity”) using the applicable Price and comparing to the value of the Terminated Quantity, using relevant market price(s) quoted by a bona fide third-party or that are reasonably expected to be available in the market to replace the Terminated Quantity. In calculating the Terminated Quantity, the quantity contracted to be delivered shall be the Base Quantity. The Non-Defaulting Party shall aggregate such Gains, Losses and Costs with respect to the Terminated Quantity into a single net amount (the “Termination Payment”) and notify the Defaulting Party of such amount. If the Non-Defaulting Party’s aggregate Losses and Costs exceed its aggregate Gains, then the Defaulting Party shall, within five (5) days of receipt of such notice, pay the net amount to the Non-Defaulting Party, which amount shall bear interest at the Interest Rate from the Early Termination Date through the date paid. If the Non-Defaulting Party’s aggregate Gains exceed its aggregate Losses and Costs, then the Non-Defaulting Party, shall, within 20 Business Days of the Early Termination Date, pay the net amount (without interest) to the Defaulting Party; provided, however, that notwithstanding any provision to the contrary contained in this Agreement, the Non-Defaulting Party may withhold any payment otherwise owed to the Defaulting Party hereunder until the Non-Defaulting Party receives confirmation satisfactory, in the reasonable opinion of the Non-Defaulting Party, that (I) all amounts due and payable as of the Early Termination Date by the Defaulting Party under the Transaction have been fully and finally paid, and (ii) all other obligations of the Defaulting Party to the Non-Defaulting Party that are due under the Agreement as of the Early Termination Date have been fully and finally performed. As used herein with respect to a Party: (i) “Costs” shall mean, brokerage fees, commissions and other similar transaction costs and expenses reasonably incurred by such Party in entering into new agreements to replace the Terminated Quantity and reasonable attorneys’ fees, if any, incurred in connection with enforcing its rights under the Agreement; (ii) “Gains” shall mean, with respect to a Party, the present value of the economic benefit (exclusive of Costs), if any, to such Party, resulting from the termination of its obligations with respect to the Terminated Quantity, determined in a commercially reasonable manner and (iii) “Losses” shall mean, with respect to a Party, the present value of the economic loss (exclusive of Costs), if any, to such Party resulting from the termination of its obligations with respect to the Terminated Quantity, determined in a commercially reasonable manner. A Party’s Gains, Losses or Costs may not include penalties or similar charges unless such penalties or charges are unavoidably assessed by a third party.

13.3

Unless excused by Force Majeure or Buyer’s failure to perform, if Seller fails to deliver all or part of the Base Quantity or Additional Quantity of Coal to be delivered hereunder, then Seller shall pay Buyer for each Ton of such deficiency (“Seller’s Deficiency”) the positive difference, if any, obtained by subtracting the Base Price for the Seller’s Deficiency from the Replacement Price. “Replacement Price” means the price at which Buyer, acting in a commercially reasonable manner, purchases substitute Coal for the Seller’s Deficiency or, absent such a purchase, the market price for such quantity of Coal (F.O.B., Delivery Point), as determined by Buyer in a commercially reasonable manner. It is expressly agreed that Buyer shall not be required to enter into a replacement transaction in order to determine the Replacement Price. Seller shall make any payment owed to Buyer pursuant to this Paragraph 13.3 within five (5) days after receipt of notice from Buyer requesting payment of such amount.

13.4

Unless excused by Force Majeure or Seller’s failure to perform, if Buyer fails to accept all or part of the Base Quantity or Additional Quantity of Coal to be delivered hereunder, then Buyer shall pay Seller for each Ton of such deficiency (“Buyer’s Deficiency”) the positive difference, if any, obtained by subtracting the Sales Price from the Price. “Sales Price” means the price at which Seller, acting in a commercially reasonable manner, resells the Buyer’s Deficiency (including additional transportation charges, if any, incurred by Seller as a result of delivering Coal at a location other than the relevant Delivery Point) or, absent such a sale, the market price for such quantity of coal (F.O.B., Delivery Point), as determined by Seller in a commercially reasonable manner. It is expressly agreed that Seller shall not be required to enter into a replacement transaction in order to determine the Sales Price. Buyer shall make any payment owed to Seller pursuant to this Paragraph 13.4 within five (5) days after receipt of notice from Seller requesting payment of such amount.

13.5

Each Party stipulates that the payment obligations set forth in this Article 13 are reasonable in light of the anticipated harm and the difficulty of estimation or calculation of actual damages, and each Party waives the right to contest such payments as an unreasonable penalty. The remedies set forth in Articles 13.3 and 13.4 shall be the sole and exclusive remedy of the aggrieved Party for the failure of the other Party to deliver or accept, as the case may be, the quantity of Coal specified herein prior to the Early Termination Date, and all other damages and remedies are hereby waived as to such failure(s).

ARTICLE 14 – RECORDS, AUDITS, AND ACCESS

14.1

Seller shall maintain books and records relating to the supply of Coal under this Agreement and the calendar year applicable Transaction for a period of not less than two (2) years after the end of each calendar year for all Coal tendered during such.

14.2

Upon reasonable notice and during normal business hours, Buyer and/or Buyer’s independent auditors shall have the right to inspect Seller’s books and records relating to all provisions of this Agreement which include Coal quality, quantity shipped, and price adjustments or as may be necessary to satisfy inquiries from governmental or regulatory agencies, but only to the extent necessary to verify the accuracy of any statement, charges or computations made pursuant to this Agreement and/or a Transaction; provided, however, that no adjustment for any statement of payment will be made unless objection to the accuracy thereof was made in writing, in reference hereto, prior to the lapse of one (1) year from the rendition thereof. Seller shall make a reasonable effort to facilitate Buyer’s Inspection of such records in Seller’s possession. Buyer and its auditors, to the extent permitted by law or regulation, shall treat all such information as confidential.

ARTICLE 15 – NOTICES

15.1

Except as expressly provided otherwise, any notice, election or other correspondence required or permitted hereunder shall be in writing and delivered by letter, facsimile, electronically or other documentary form. Notice by facsimile, electronic means, or hand delivery shall be deemed to have been received (and effective) by the close of the Business Day on which it was transmitted or hand delivered. Notice by overnight mail or courier shall be deemed to have been received one (1) Business Day after it was sent.

Notices to Minn-Dak:
Minn-Dak Farmers Cooperative
Attn: Purchasing and A/P
7525 Red River Rd
Wahpeton ND 58075
Fax 701-671-1369

Scheduling to Minn-Dak:
Attn: Purchasing & Factory Clerk
Fax 701-671-1369
purchasing@mdf.coop
vnelson@mdf.coop

Notices to Enserco:
Enserco Energy Inc.
Attn: Coal Trading
1515 Wynkoop, Suite 500
Denver, CO 80202
Fax: 303-476-5992

With copy, that shall not constitute notice, to:

Enserco Energy Inc.
Attn: legal Counsel
1515 Wynkoop, Suite 500
Denver, CO 80202
Fax: 303-476-5989

Scheduling to Enserco:
Attn: Coal Trading
Fax: 303-476-5992
Email: coalnominations@blackhillscorporation.com

The Parties’ addresses may be changed upon written notice in the manner provided above, and no amendment hereof shall be required for a change of address under this Article 15.1.

ARTICLE 16 – WARRANTY, LIMITATION OF LIABILITY, DUTY TO
MITIGATE, AND INDEMNIFICATION

16.1

FOR BOTH MINN-DAK FARMERS COOPERATIVE AND ENSERCO ENERGY INC., A BREACH OF ANY PROVISION HEREUNDER FOR WHICH AN EXPRESS REMEDY OR MEASURE OF DAMAGES IS PROVIDED, SUCH EXPRESS REMEDY OR MEASURE OF DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY. A PARTY’S LIABILITY HEREUNDER SHALL BE LIMITED AS SET FORTH IN SUCH PROVISION, AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE HEREBY WAIVED. IF NO REMEDY OR MEASURE OF DAMAGES IS EXPRESSLY PROVIDED HEREIN, A PARTY’S LIABILITY SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES ONLY. SUCH DIRECT ACTUAL DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY, AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE HEREBY WAIVED. UNLESS EXPRESSLY HEREIN PROVIDED, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, WHETHER BY STATUTE, IN TORT OR CONTRACT, UNDER ANY INDEMNITY PROVISION OR OTHERWISE. IT IS THE INTENT OF THE PARTIES THAT THE LIMITATIONS HEREIN IMPOSED ON REMEDIES AND THE MEASURE OF DAMAGES BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING THE NEGLIGENCE OF ANY PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE. TO THE EXTENT ANY DAMAGES REQUIRED TO BE PAID HEREUNDER ARE LIQUIDATED, THE PARTIES ACKNOWLEDGE THAT THE DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE, OR OTHERWISE OBTAINING AN ADEQUATE REMEDY IS INCONVENIENT AND THE DAMAGES CALCULATED HEREUNDER CONSTITUTE A REASONABLE APPROXIMATION OF THE HARM OR LOSS.

16.2

EXCEPT AS EXPRESSLY SETFORTH HEREIN, SELLER MAKES NO WARRANTY, EXPRESSED OR IMPLIED, AS TO THE QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE COAL TO BE DELIVERED UNDER THIS AGREEMENT OR AS TO THE RESULTS TO BE OBTAINED FROM THE USE OF SUCH COAL.

16.3

Each Party agrees it has a commercially reasonable good faith duty to mitigate damages hereunder. Each Party will use commercially reasonable efforts to minimize any damages it may incur as a result of the other Party’s performance or non-performance of the Agreement (except that neither Party shall be required to enter into a replacement transaction as provided under this Agreement).

16.4

Each Party shall indemnify, defend, and hold the other Party harmless from and against any and all third party claims arising out of or resulting from the willful acts or negligence of such Party, its agents, and employees.

ARTICLE 17 – LIMITATION ON WAIVER

17.1

No waiver by either Party of any one or more defaults of the other Party in the performance of this Agreement shall operate or be construed as a waiver of any future default, or defaults, whether of a like or different character.

ARTICLE 18 – CONFIDENTIALITY

18.1

The Parties shall protect the confidentiality of the terms of this Agreement and neither this Agreement nor any of its terms shall be disclosed to any other person unless such disclosure is: (i) agreed to in writing by the Parties prior to release; (ii) required by law; (iii) required by jurisdictional regulation pursuant to the request of any regulatory authorities (including, without limitation, state utility commissions or boards, the Federal Energy Regulatory Commission, the U.S. Securities and Exchange Commission and tax authorities); or (iv) to attorneys, auditors, consultants or other outside experts of the Parties if said individuals are advised of the confidential nature of the information and said individuals agree to maintain the confidentiality of the information. Where the law requires such disclosure, notice shall be given to the other Party, and to the extent possible, such notice shall be given in advance of disclosure.

ARTICLE 19 – ENTIRETY AND AMENDMENTS

19.1	This Agreement constitutes the entire agreement between the Parties. This Agreement may not be amended except in a written instrument making reference hereto signed by the Parties.

ARTICLE 20 – SUCCESSOR AND ASSIGNS

20.1

Neither Party shall assign the Agreement without the prior written consent of the other Party, which consent may not be unreasonably withheld or delayed. Notwithstanding the foregoing, either Party may, without consent from the other Party (and without relieving itself from liability hereunder), (a) transfer, sell, pledge, encumber or assign the Agreement or the accounts, revenues, or proceeds hereof in connection with a financing or any other financial arrangement; (b) transfer or assign the Agreement to an Affiliate of such Party if such Affiliate’s creditworthiness and ability to perform the duties under this Agreement are the same or better than the assigning Party; or (c) transfer or assign the Agreement to any person or entity succeeding to all or substantially all of the assets of such Party; provided, however, that in each such case any such assignee shall agree in writing to be bound by the Agreement.

ARTICLE 21 – GOVERNING LAW

21.1	This Agreement shall be governed by and construed in accordance with the laws in the State of Colorado.

ARTICLE 22 – INTERPRETATION

22.1

The Parties acknowledge that each Party and its counsel have reviewed this Agreement and that the rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement.

ARTICLE 23 – RESALE

23.1

As part of the consideration for Seller entering into this Agreement, Buyer grants to Seller the exclusive right to purchase Coal sourced from Coal stockpiled at Buyer’s plant for Seller to sell to third parties during the Term of this Agreement. The Parties shall cooperate to identify such third parties. The terms of sale of any of Buyer’s Coal to Seller for sale to third parties shall be mutually agreed to between Buyer and Seller.

ARTICLE 24 – DISPUTE RESOLUTION

24.1

Any dispute between the Parties arising under this Agreement shall be referred for resolution to a senior representative of each Party. Upon receipt of a notice describing the dispute, designating the notifying Party’s senior representative, and indicating the dispute to be resolved by the Parties’ senior representatives under this Agreement, the other Party shall promptly designate its senior representative and notify the notifying Party. The designated senior representatives shall attempt to resolve the dispute on an informal basis as promptly as practicable. If the dispute has not been resolved within 30 days after the notifying Party’s notice was received by the Other Party, or within such other period as the Parties may jointly agree in writing, either Party may pursue whatever relief or remedy it deems appropriate.

ARTICLE 25 – CREDIT ASSURANCE

25.1

If a Party (“Requesting Party”) has reasonable grounds to believe the other Party (“Providing Party”) or such Party’s guarantor has suffered a Material Adverse Change after the date of this Agreement, then the Requesting Party may deliver a written demand to the Providing Party requiring Credit Assurance in a form reasonably acceptable to the Requesting Party; provided, however, that in no event shall the Requesting Party require the value of such Credit Assurance with respect to this Agreement on any day to exceed the amount that would be payable by the Providing Party as a Termination Payment, if such day were an Early Termination Date. The Providing Party shall deliver such Credit Assurance to the Requesting Party within three (3) Business Days.

ARTICLE 26 – SURVIVAL

26.1	The provisions of Articles 13 through 22 and Articles 24 and 26 shall survive the termination of this Agreement.

ARTICLE 27 – DEFINITIONS

“Affiliate” shall mean, with respect to a Party, any other party (other than an individual) that directly/indirectly, through one (1) or more intermediaries, controls or is controlled by, or is under common control with, such Party. For this purpose, “control” shall mean direct or indirect ownership of a 50% or more of the outstanding capital stock or other equity interests having ordinary voting power.

“ASTM” shall mean the American Society for Testing and Materials.

“ASTM Reproducibility Limits” shall mean the limits for permissible differences for reproducibility listed within the relevant ASTM Standard.

“ASTM Standards” shall mean the then-current, applicable and published standards of the American Society for Testing and Materials.

“Bankruptcy Proceeding” means with respect to a Party or entity, such Party or entity (a) makes an assignment or any general arrangement for the benefit of creditors, (b) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy or similar law for the protection of creditors, (c) has such a petition filed against it and such petition is not withdrawn or dismissed within 30 days after such filing, (d) otherwise becomes bankrupt or insolvent (however evidenced), or (e) is unable to pay its debts as they fall due.

“Business Day” shall mean any day except a Saturday, Sunday, or a Federal Reserve Bank holiday. A Business Day shall open at 8:00 a.m. and close at 5:00 p.m. eastern prevailing time.

“Credit Assurance” shall mean collateral deemed acceptable by the Requesting Party, which may be in the form of prepayment, cash collateral, Letter(s) of Credit, or other security, in a form acceptable to the Requesting Party.

“Interest Rate” shall mean the lower of (i) one percent (1%) over the then-current U.S. prime rate, as listed in the Money Rates section of The Wall Street Journal on the first day of the month in which such interest was calculated, and (ii) the maximum lawful rate.

“Letter of Credit” shall mean one or more irrevocable and nontransferable standby letters of credit issued by a U.S. commercial bank or a foreign bank with a U.S. branch and with such bank having a credit rating of at least A- from Standard & Poor’s Ratings Group and A3 from Moody’s Investor Services, Inc.,